Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

General Communication, Inc.:

We consent to the incorporation by reference in the registration statements (No. 33-60728 and No. 33-60222) on Form S-8 of General Communication, Inc. of our reports dated March 20, 2009, with respect to the consolidated balance sheets of General Communication, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008, annual report on Form 10-K of General Communication, Inc.

Our report dated March 20, 2009, refers the Company’s election to change its method of accounting for recording depreciation on their property and equipment placed in service in 2008.

Our report dated March 20, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, expresses our opinion that General Communication, Inc. did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of two material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states General Communication, Inc.’s internal controls were inadequately designed resulting in material weaknesses with respect to: (i) The entity-level control related to the selection and application of accounting policies in accordance with GAAP was not designed to include policies and procedures to periodically review accounting policies to ensure ongoing GAAP compliance, and (ii) The internal control over financial reporting at Alaska DigiTel (a wholly-owned subsidiary) does not include activities adequate to a) timely identify changes in financial reporting risks, b) monitor the continued effectiveness of controls, and c) does not include staff with adequate technical expertise to ensure that policies and  procedures necessary for reliable interim and annual financial statements are selected and applied.

Our report dated March 20, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states the Company excluded United Utilities, Inc., Unicom, Inc., and Alaska Wireless, LLC (collectively the Acquired Entities) internal control over financial reporting from its assessment of the effectiveness of its internal control over financial reporting except for goodwill and intangible assets within the scope of its assessment. Our audit of internal control over financial reporting of General Communication, Inc. also excluded an evaluation of the internal control over financial reporting of the Acquired Entities except for goodwill and intangible assets.

(signed) KPMG LLP

Anchorage, Alaska
March 20, 2009